N E W S

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, CO 80203
Phone: (303) 295-3995

            Cimarex Announces Second-Quarter Production Volumes and
                           Provides Operations Update

DENVER, July 23 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today announced that second-quarter 2008 oil and gas production volumes averaged 488.4 million cubic feet equivalent per day (MMcfe/d), up 10% from the second-quarter 2007 average of 442.6 MMcfe/d.

Second-quarter 2008 oil production grew 13% over last year's second-quarter to an average of 22,471 barrels per day. Gas production in the latest quarter averaged 353.5 million cubic feet per day (MMcf/d), an increase of 9% from the second-quarter 2007 average of 323.8 MMcf/d. Second-quarter 2008 realized prices are expected to be in the range of $10.45 to $10.65 per thousand cubic feet of gas and $121 to $122 per barrel of oil.

Exploration and Development Activity

Cimarex drilled 252 gross (158 net) wells during the first six months of 2008, completing 94% as producers. Exploration and development (E&D) capital investment for the first-half of 2008 totaled approximately $667 million. Full-year 2008 E&D capital investment is projected to be approximately $1.3 -- $1.5 billion. Cimarex currently has 39 operated rigs running.

Mid-Continent

First-half 2008 drilling totaled 133 gross (73 net) wells, completing 98% as producers. Second-quarter 2008 Mid-Continent production averaged 219.2 MMcfe/d, an increase of 20% over second-quarter 2007.

Texas Panhandle Granite Wash drilling totaled 61 gross (45 net) wells with 100% completed as producers. Notable wells commencing production in the second quarter include Killbrew 218-4 (100% working interest) at 5.3 MMcfe/d, Earp 60 10H (100% working interest) at 4.6 MMcfe/d, Isaacs 1-7H (100% working interest) at 3.2 MMcfe/d and the Campbell 53-8H (100% working interest) at 3.1 MMcfe/d.

Anadarko Basin, Arkoma Basin and southern Oklahoma drilling totaled 72 gross (28 net) wells with 96% being completed as producers. In the Anadarko Basin, eleven horizontal wells have been drilled in the Woodford Shale. The wells drilled are in various stages of completion and evaluation. Three operated rigs are currently drilling horizontal Anadarko-Woodford wells. Production rates from other notable Oklahoma vertical wells include the Toelle 4-7 (63% working interest) at 12.0 MMcfe/d and the Fox 1-13 (43% working interest) at 5.9 MMcfe/d (920 barrels of oil per day and 0.4 MMcf/d) Sixteen operated rigs are currently drilling in the Mid-Continent region, including nine in the Texas Panhandle and seven in Oklahoma.

Permian Basin

First-half 2008 drilling totaled 97 gross (69 net) wells, 97% of which were completed as producers. Second-quarter 2008 Permian Basin production averaged
163.3 MMcfe/d, a 15% increase over the second quarter of 2007. Oil production reached another record high of 12,399 barrels per day, 35% greater than the second quarter of 2007. Increased oil production is a result of successful horizontal drilling programs in southeast New Mexico and West Texas.

Southeast New Mexico first-half 2008 drilling, mainly targeting the Morrow, Abo and Wolfcamp formations, totaled 49 gross (33 net) wells with 94% being completed as producers. Recent horizontal Wolfcamp and Abo wells brought on production include the Drumstick 7 Fed 1H (50% working interest) at 325 barrels oil equivalent per day (BOE/d), County Line Fed 1H (55% working interest) at 225 BOE/d, Cave Lake 24 Fed 3H (62% working interest) at 190 BOE/d. The White City 31 Fed 4 (100% working interest) a Morrow well commenced production this quarter averaging 5.1 MMcfe/d.

A total of 48 gross (36 net) wells were drilled in West Texas, of which 100% were completed as producers. Third Bone Spring horizontal oil drilling totaled 10 gross (9 net) wells. Recent Bone Spring wells brought on production include the Cimarex University 18-41 B 1H (100% working interest) at 670 BOE/d, Monroe Estate 1-8 1H (100% working interest) at 450 BOE/d and the Warwink University 18-26 A 2H (37.5% working interest) at 380 BOE/d.

Cimarex has 19 operated rigs drilling in the Permian Basin, including nine in southeast New Mexico and ten in West Texas.

Gulf Coast/Gulf of Mexico

Cimarex drilled 19 gross (15 net) Gulf Coast wells in the first half of 2008, completing 58% as producers. Second-quarter 2008 Gulf Coast production volumes averaged 80.1 MMcfe/d, a 11% increase over second-quarter 2007. Offshore production volumes averaged 20.9 MMcfe/d, as compared to 38.6 MMcfe/d in the second quarter of 2007. Decline in offshore production is a result of an inactive drilling program, natural reservoir depletion and the December 2007 sale of operated Main Pass properties. Remaining offshore production is being marketed for sale.

South Texas, Yegua/Cook Mountain drilling totaled 11 gross (9 net) wells with a 55% success rate. Wells recently commencing production include the Jack Knife 1 (70% working interest) at 4.5 MMcfe/d (1.9 MMcf/d of gas and 430 barrels of oil per day) and the Clubb West 2 (70% working interest) at 3.8 MMcfe/d (1.2 MMcf/d of gas and 435 barrels of oil per day).

Cimarex has four operated onshore Gulf Coast rigs drilling South Texas, Yegua/Cook Mountain prospects.

Cimarex will release its second-quarter 2008 financial results on Tuesday, August 5, 2008 before the market opens and will host a follow-up conference call at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive call, please dial 888-603-6873 and reference call ID #55614975 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at 800-642-1687 and by using the conference ID #55614975. The listen-only web cast of the call will be accessible via http://www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.


This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.


FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com
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